Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Nolan D. Taira, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SECOND QUARTER RESULTS

•      Gross Profit Margin Exceeds 65 Percent

•      Accelerating Plans for European SAPIEN Launch

•      2007 Profit Outlook Reduced

IRVINE, Calif., July 23, 2007 — Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended June 30, 2007 of $34.9 million, or $0.57 per diluted share, compared to net income of $36.1 million, or $0.58 per diluted share for the same period in 2006.  Excluding special items from the prior year detailed in the reconciliation table below, second quarter 2006 net income was $33.5 million, or $0.54 per diluted share.

Second quarter net sales increased 2.0 percent to $272.6 million, compared to $267.3 million in the same quarter last year.  Underlying sales growth was 4.3 percent, excluding the impact of $11.3 million of sales from discontinued products and a $5.5 million contribution from foreign exchange.

“We are pleased to report a solid second quarter.  While our heart valve sales were lower than expected, we achieved a record gross profit margin and delivered our earnings per share guidance,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “In addition, we continue to make meaningful progress in our portfolio of transformational products, specifically transcatheter valve technologies, FloTrac and LifeStent.”

“We have decided to accelerate the European launch plans for our Edwards SAPIEN transcatheter heart valve due to our positive clinical results, enhanced confidence in CE Mark timing and a clearer near-term reimbursement outlook,” said Mussallem.  “In anticipation of beginning sales by year-end, we are substantially increasing our launch resources.”

Sales Results

For the second quarter, the company reported Heart Valve Therapy sales of $131.3 million, a 2.7 percent increase, which included a $2.9 million positive contribution from foreign exchange.  “We are gaining share in Europe and Japan, and while our sales results continue to be under pressure in the U.S., we are responding decisively on several fronts,” said Mussallem.  “Most importantly, we are bolstering our heart valve sales force in preparation for the U.S. launch of Magna Mitral.”

Critical Care sales of $97.4 million grew 8.7 percent, which included a $1.7 million positive contribution from foreign exchange.  “Sales of our FloTrac system were again the biggest growth driver this quarter, with share gains in pressure monitoring products also contributing to results,” added Mussallem.

Cardiac Surgery Systems sales for the quarter were $15.2 million, a decline from $24.3 million in the same quarter last year, largely due to last year’s discontinuation of the company’s Brazil-based perfusion product line, and the exit from the TMR product line.

Vascular sales grew 16.8 percent compared to the same period in 2006 to $22.3 million. “Growth this quarter was once again driven by sales of our LifeStent product line,” added Mussallem.  “Additionally, we are encouraged by LifeStent’s clinical data and continue to expect approval for an SFA indication by the end of the year.”

Domestic and international sales for the second quarter were $120.5 million and $152.1 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin was 65.3 percent compared to 64.2 percent in the same period last year.  The increase was due to a more profitable product mix, partially offset by substantial investments in quality systems and the negative impact of foreign exchange.

Selling, general and administrative expenses were $101.7 million for the quarter, or 37.3 percent of sales.  The increase in expenses was due to higher sales-related spending across the company’s key product lines, primarily in the U.S., as well as a $2.2 million impact from foreign exchange.

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Research and development (R&D) expenses were $29.1 million for the quarter, or 10.7 percent of sales. While investments in key programs continued to increase in the quarter, total R&D spending was relatively unchanged as the company redirected resources from its discontinued MOBIUS, cardiac ablation and angiogenesis programs, primarily into transcatheter valve programs.

Free cash flow generated during the quarter was $24.0 million, calculated as cash flow from operating activities of $37.8 million minus capital expenditures of $13.8 million.  Total debt at June 30, 2007 was $207.6 million.  Cash and cash equivalents were $164.9 million at the end of the quarter, resulting in net debt of $42.7 million.

In the quarter, the company repurchased approximately 700,000 shares of common stock for $35.0 million.  “We have already purchased 1.2 million shares this year and will continue to actively repurchase shares,” added Mussallem.

Six-Month Results

For the six months ended June 30, 2007, the company recorded net income of $68.1 million, or $1.11 per diluted share, compared to $82.0 million, or $1.30 per diluted share for the same period of 2006. Excluding special items from the prior year detailed in the reconciliation table below, non-GAAP net income for the first six months in 2006 was $65.0 million, or $1.04 per diluted share.

Net sales for the first six months of 2007 totaled $536.7 million, an increase of 2.4 percent over the same period last year.  Foreign exchange contributed $11.2 million to the period’s growth and was more than offset by discontinued businesses of $21.1 million.  Domestic and international sales for the six months were $244.6 million and $292.1 million, respectively.

2007 Outlook

The company now expects its full year 2007 sales to be at the low end of its previous guidance of between $1.070 and $1.110 billion, and its Heart Valve Therapy sales for the second half of 2007 to be between $250 and $260 million.

“With these additional investments, we estimate that third quarter 2007 diluted EPS will be between $0.41 and $0.43, and now estimate the full year between $2.08 and $2.12 per diluted share,” stated Mussallem.

“While we are changing our 2007 profit outlook, we believe these investments will significantly enhance shareholder value by driving an increased sales growth rate, beginning in 2008.”

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About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT Magna, and Swan-Ganz.  Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. ET to discuss its second quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 246258.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, the company’s ability to achieve financial goals for sales, gross margin, net income, earnings per share and free cash flow; the ability to enhance the company’s long-term results beginning as early as 2008; regulatory approval of new products in, and competitive dynamics associated with, the company’s heart valve therapy product line; the continued adoption and sales of FloTrac products and LifeStent products; the timing and progress of clinical studies relating to the company’s transcatheter valve technologies and the market opportunity for these products; the expected European launch of the Edwards SAPIEN valve and the anticipation of beginning sales by year-end 2007; the receipt of an SFA indication for the LifeStent product line; the company’s continuation of stock repurchases; and the impact on the company’s results of foreign exchange and special items. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include the productivity of the R&D pipeline; the strength of the company’s core franchises and their ability to provide a strong platform for sustainable growth; increased competition; the potential opportunity of the company’s transcatheter valve programs and the ability of the company to continue to lead in the development of this field; and more generally, the ability to obtain regulatory approvals for and market new products; the ability to generate and maintain sufficient cash resources to increase investments in the company’s business, repay debt and actively repurchase shares; the success

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and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; changing conditions in the economy in general and in the healthcare industry; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2006.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Edwards, Edwards SAPIEN and MOBIUS are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, Magna, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.  LifeStent is a trademark of Edwards Lifesciences AG and is registered in the United States Patent and Trademark Office.

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EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2007	2006	2007	2006

Net sales	$272.6	$267.3	$536.7	$524.0
Cost of goods sold	94.7	95.7	187.9	188.8

Gross profit	177.9	171.6	348.8	335.2

Selling, general and administrative expenses	101.7	97.0	200.3	189.2
Research and development expenses	29.1	28.9	57.9	56.1
Special gains, net	—	(0.7)	—	(24.5)
Interest expense, net	0.4	0.6	0.6	1.5
Other expenses (income), net	(0.1)	0.3	(1.4)	1.0

Income before provision for income taxes	46.8	45.5	91.4	111.9

Provision for income taxes	11.9	9.4	23.3	29.9

Net income	$34.9	$36.1	$68.1	$82.0

Earnings per share:
Basic earnings per share	$0.61	$0.61	$1.18	$1.39
Diluted earnings per share	$0.57	$0.58	$1.11	$1.30

Weighted average common shares outstanding:
Basic	57.5	58.8	57.7	59.0
Diluted	63.0	64.2	63.2	64.4

Operating Statistics
As a percentage of net sales:
Gross profit	65.3%	64.2%	65.0%	64.0%
Selling, general and administrative expenses	37.3%	36.3%	37.3%	36.1%
Research and development expenses	10.7%	10.8%	10.8%	10.7%
Income before provision for income taxes	17.2%	17.0%	17.0%	21.4%
Net income	12.8%	13.5%	12.7%	15.6%

Effective tax rate	25.4%	20.7%	25.5%	26.7%

Computation of Diluted Earnings per Share
Net income	$34.9	$36.1	$68.1	$82.0
Adjustment for interest expense included in net income	1.0	1.0	2.0	2.0
Adjusted net income	$35.9	$37.1	$70.1	$84.0

Weighted average common shares outstanding used to calculate diluted earnings per share excluding contingent convertible debt	60.3	61.5	60.5	61.7
Weighted average common shares outstanding for the contingent convertible debt	2.7	2.7	2.7	2.7
Weighted average common shares outstanding used to calculate diluted earnings per share including the contingent convertible debt	63.0	64.2	63.2	64.4

Diluted earnings per share including the contingent convertible debt	$0.57	$0.58	$1.11	$1.30

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	June 30,	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$164.9	$182.8
Accounts and other receivables, net	137.4	127.1
Inventories, net	143.5	142.1
Deferred income taxes	25.4	21.8
Prepaid expenses and other current assets	70.0	57.8
Total current assets	541.2	531.6

Property, plant and equipment, net	220.2	213.0
Goodwill	337.7	337.7
Other intangible assets, net	107.5	116.1
Investments in unconsolidated affiliates	25.1	20.2
Deferred income taxes	4.8	14.5
Other assets	15.3	13.7

Total assets	$1,251.8	$1,246.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$173.6	$226.2
Convertible debt	150.0	—
Total current liabilities	323.6	226.2

Long-term debt	57.6	235.9
Other long-term liabilities	63.1	35.3

Stockholders’ equity
Common stock	67.9	67.0
Additional contributed capital	644.0	603.7
Retained earnings (1)	503.7	433.9
Accumulated other comprehensive loss	(8.9)	(15.8)
Common stock in treasury, at cost	(399.2)	(339.4)
Total stockholders’ equity	807.5	749.4

Total liabilities and stockholders’ equity	$1,251.8	$1,246.8

(1)  Effective January 1, 2007, the Company adopted Financial Accounting Standard Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”).  The adoption of FIN 48 increased the beginning January 1, 2007 of retained earnings by $1.7 million.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued products, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided only on a non-GAAP basis that excludes special items and foreign exchange fluctuations due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, nor superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Special gains, net - The Company incurred certain special charges and gains in 2006 related to the following:

1)   Gain on sale of products:  $4.5 million gain from the sale of a non-strategic business in the second quarter of 2006, and $5.7 million gain from cash received in the first quarter of 2006 as the final earn-out payment in the prior year’s sale of the Japan Perfusion product line to Terumo;

2)   Impairment of assets:  $2.6 million impairment charge in the second quarter of 2006 related to the revaluation of the Company’s remaining international perfusion product assets;

3)   Litigation reserve:  $1.2 million charge for litigation reserves in the second quarter of 2006;

4)   Gain on patent settlement:  $20.2 million gain from a patent settlement with Medtronic in the first quarter of 2006;

5)   Realignment expenses:  $2.1 million charge for primarily severance expenses in the first quarter of 2006 resulting from the planned closing of a manufacturing facility.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Provision (Benefit) For Income Taxes - The Company benefited $3.7 million in the second quarter of 2006 related to the reversal of a valuation allowance, triggered by the gain from the sale of a product line.  Given the magnitude and unusual nature of this tax event relative to the period presented, this item has been excluded from non-GAAP net income.

Results of Discontinued Products — The Company has discontinued certain products during the periods presented.  As discontinued products do not have a continuing contribution to operations, management believes that excluding such items from the Company’s sales growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these products had on the sales growth of the Company, the sales results of these products have been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Line and Region.”

EDWARDS LIFESCIENCES CORPORATION

Reconciliation of GAAP to Non-GAAP Financial Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share data)	2007	2006	2007	2006

GAAP net income	$34.9	$36.1	$68.1	$82.0

Reconciling items:

Special Charges (Gains)
Gain on sale of products	—	(4.5)	—	(10.2)
Impairment of assets	—	2.6	—	2.6
Litigation reserve	—	1.2	—	1.2
Gain on patent settlement	—	—	—	(20.2)
Realignment expenses	—	—	—	2.1
Subtotal special gains, net	—	(0.7)	—	(24.5)

Provision (benefit) for income taxes
Tax effect on non-GAAP adjustments (1)	—	1.8	—	11.2
Tax benefit from reversal of valuation allowance	—	(3.7)	—	(3.7)
Subtotal provision (benefit) for income taxes, net	—	(1.9)	—	7.5
Non-GAAP net income	$34.9	$33.5	$68.1	$65.0

Non-GAAP earnings per share:
Basic non-GAAP earnings per share	$0.61	$0.57	$1.18	$1.10
Diluted non-GAAP earnings per share (2)	$0.57	$0.54	$1.11	$1.04

Weighted average shares outstanding:
Basic	57.5	58.8	57.7	59.0
Diluted	63.0	64.2	63.2	64.4

(1)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

(2)  Diluted non-GAAP earnings per share is calculated by adding back to net income $1.0 million for the quarter in interest expense related to the convertible debt for the quarter, and $2.0 million for the six month period, then dividing by the weighted average diluted shares outstanding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Line and Region

(in millions)

					2007 Adjusted		2006 Adjusted
Sales by Product Line (QTD)	2Q 2007	2Q 2006	Change	GAAP Growth Rate	Discontinued Product Line Impact	2Q 2007 Underlying Sales	Discontinued Product Line Impact	FX Impact	2Q 2006 Underlying Sales	Underlying Growth % *
Heart Valve Therapy	$131.3	$127.8	$3.5	2.7%	$(2.1)	$129.2	$(3.0)	$2.9	$127.7	1.1%
Critical Care	97.4	89.6	7.8	8.7%	—	97.4	—	1.7	91.3	6.7%
Cardiac Surgery Systems	15.2	24.3	(9.1)	(37.4)%	(1.2)	14.0	(10.6)	0.4	14.1	(0.6)%
Vascular	22.3	19.1	3.2	16.8%	—	22.3	(0.7)	0.7	19.1	16.7%
Other Distributed Products	6.4	6.5	(0.1)	(1.5)%	—	6.4	(0.3)	(0.2)	6.0	7.4%
Total Sales	$272.6	$267.3	$5.3	2.0%	$(3.3)	$269.3	$(14.6)	$5.5	$258.2	4.3%

					2007 Adjusted		2006 Adjusted
Sales by Product Line (YTD)	YTD 2Q 2007	YTD 2Q 2006	Change	GAAP Growth Rate	Discontinued Product Line Impact	YTD 2007 Underlying Sales	Discontinued Product Line Impact	FX Impact	YTD 2006 Underlying Sales	Underlying Growth % *
Heart Valve Therapy	$260.8	$252.9	$7.9	3.1%	$(3.8)	$257.0	$(6.3)	$5.8	$252.4	1.8%
Critical Care	188.3	170.7	17.6	10.3%	—	188.3	—	3.6	174.3	8.0%
Cardiac Surgery Systems	32.0	47.6	(15.6)	(32.8)%	(4.3)	27.7	(20.7)	0.6	27.5	0.6%
Vascular	42.5	37.3	5.2	13.9%	—	42.5	(1.3)	1.4	37.4	13.7%
Other Distributed Products	13.1	15.5	(2.4)	(15.5)%	—	13.1	(0.9)	(0.2)	14.4	(6.6)%
Total Sales	$536.7	$524.0	$12.7	2.4%	$(8.1)	$528.6	$(29.2)	$11.2	$506.0	4.5%

				GAAP
Sales by Region (QTD)	2Q 2007	2Q 2006	Change	Growth Rate
United States	$120.5	$122.6	$(2.1)	(1.7)%
Europe	78.5	69.1	9.4	13.6%
Japan	42.3	42.9	(0.6)	(1.4)%
Rest of World	31.3	32.7	(1.4)	(4.4)%
International	152.1	144.7	7.4	5.1%
Total	$272.6	$267.3	$5.3	2.0%

				GAAP
Sales by Region (QTD)	YTD 2Q 2007	YTD 2Q 2006	Change	Growth Rate
United States	$244.6	$243.7	$0.9	0.4%
Europe	152.4	133.8	18.6	13.9%
Japan	80.9	84.6	(3.7)	(4.4)%
Rest of World	58.8	61.9	(3.1)	(5.0)%
International	292.1	280.3	11.8	4.2%
Total	$536.7	$524.0	$12.7	2.4%

* Numbers may not calculate due to rounding.